                                                                      Exhibit 12


                     Lexington Corporate Properties Trust
     Ratio of earnings to combined fixed charges and preferred dividends


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

                                       For the year ended December 31,
                                       ------------------------------


                                      2000           1999           1998           1997           1996
                                      ----           ----           ----           ----           ----
EARNINGS
--------
Income before extraordinary
items                             $ 21,952,267   $ 21,346,854   $ 15,737,265   $ 11,781,810   $  5,465,824
Interest expense                    29,581,324     29,098,915     23,054,531     16,644,044     12,817,528
Amortization expense - debt cost     1,066,668        970,720        933,021        822,552        566,142
Equity in earnings from joint
ventures                            (1,427,506)      (60,959)        (52,172)       (35,836)       (12,735)
Cash received from joint
ventures                               809,842                         3,385          3,385          3,385
                                    ----------     ----------     ----------     ----------     ----------
Total                             $ 51,982,595   $ 51,355,530   $ 39,676,030   $ 29,215,955   $ 18,840,144
                                    ==========     ==========     ==========     ==========     ==========

FIXED CHARGES
-------------
Interest expense                  $ 29,581,324   $ 29,098,915   $ 23,054,531   $ 16,644,044   $ 12,817,528
Capitalized interest expense           240,500             --             --             --             --
Preferred stock dividend             2,562,000      2,520,000      2,253,697        916,242             --
Amortization expense - debt cost     1,066,668        970,720        933,021        822,552        566,142
                                    ----------     ----------     ----------     ----------     ----------
Total                             $ 33,450,492   $ 32,589,635   $ 26,241,249   $ 18,382,838   $ 13,383,670
                                    ==========     ==========     ==========     ==========     ==========

RATIO                                     1.55           1.58           1.51           1.59           1.41
                                          ====           ====           ====           ====           ====



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